October 29, 2009

Mr. Alan Casnoff
DVL, Inc.
70 East 55th Street
7th Floor
New York, NY 10022

Re:           DVL, Inc. and Subsidiaries (the “Company”)

Dear Alan:

This letter is to confirm our understanding of the terms and objectives of our engagement and the nature and limitations of the services we will provide for the above-referenced entities.

We will:

1)	Develop policies and procedures to provide for the efficient administration of the accounting work.
2)	Maintain original general ledgers
3)	Prepare, post and maintain all journal entries.
4)	Process all Company-related receipts and disbursements.
5)	Maintain all underlying documentation to support the financial statements.
6)	Coordinate the year-end annual audit with the independent auditors.
7)	Coordinate filing of 10-QSB, 10-KSB and various SEC reports
8)	Prepare monthly reports for all consolidated operating properties
9)	Monthly status reports regarding the performance of the S2 portfolios
10)	Respond to client inquiries, requests for basic schedules
11)	Perform internal SOX testing in order to satisfy external auditors
12)	Monthly reporting to the gross settlement fund
13)	Neil Koenig will assume EVP and CFO responsibilities of the Company

We will not be responsible for the following:

1)	Books and records for the partnership entities including financial statement preparation
2)	Partnership distributions/withholding
3)	Monthly cash budgeting and comparison to actual for the Company
4)	Human resources
5)	Tax projections

The fee for these services will be $305,000 per annum (reduce for any direct compensation).  Fees will be billed quarterly in the middle of the quarter of the period to which it pertains. For example, October through December will be billed November 15th. Out-of-pocket disbursements for travel, supplies, postage, computer fees and telephone will be reimbursed separately.  Out-of pocket disbursements typically run between 2% and 3% of fees, plus direct out-of-town travel if required.

Mr. Alan Casnoff
DVL, Inc.
October 29, 2009

Our fee will be subject to an annual review.

In the event that either party claims a breach of contract of any term of this engagement, the claim shall, at our option, be submitted to binding arbitration in New York City.  Either party will have the right to terminate this agreement upon 30 days notice.

We appreciate your confidence in retaining our firm to perform these services and are happy to have this opportunity to serve you.

If this letter correctly expresses your understanding, please sign the enclosed copy and return it to us at your earliest convenience.  If you have further questions concerning this engagement, including any of the detailed contents of this letter, or questions about additional services we might provide, please do not hesitate to call me.

Very truly yours,
Real Estate Systems Implementation Group, LLC

/s/ Neil Koenig
Member	Date 10/09/2009

Acceptance:

The terms of this letter constitute our contract.  I have read it and fully understand its terms and provisions.

/s/ Alan E. Casnoff
Authorized Signatory	Date 11/2/2009

Title: President